Exhibit 19.1

INSIDER TRADING POLICY
(The “Policy”)
Entegris, Inc. and its subsidiaries (collectively, the “Company”) are committed to complying with applicable securities regulations and maintaining the highest ethical standards. We prohibit trading in Company securities while in possession of material non-public information about the Company.
Summary of Key Points
•Trading in Company securities by you or your family members while in possession of material non-public information about the Company (“Inside Information”) is a violation of this Policy as well as federal and state laws regulating securities (“Securities Laws”), and is known as “insider trading”.
•Individuals who engage in insider trading may be subject to consequences that include, among other things, imprisonment, fines, and termination of their relationship with the Company.
•You are prohibited from trading in derivatives relating to the Company’s stock (for example, buying or selling puts or calls) or otherwise hedging the Company’s stock (for example, short selling).
•All officers, directors, and those other persons identified on an attachment to this Policy (as may be amended from time to time by the Compliance Officer) are prohibited from buying, selling or otherwise effecting transactions in any stock or other securities of the Company or derivatives thereof EXCEPT during the Open Window (as defined below).
•Even during an Open Window, all Designated Insiders (as defined below) must obtain pre-clearance to make any trade in the Company’s securities.
•The Company’s General Counsel is the Insider Trading Compliance Officer (the “Compliance Officer”), except that, solely with respect to proposed transactions by the General Counsel, the Company’s Chief Financial Officer is the Compliance Officer.
•While this Policy is designed to assist you in avoiding violation of Securities Laws, it is YOUR PERSONAL RESPONSIBILITY to comply with Securities Laws while trading in securities. If you are unsure whether any planned trading in securities is in compliance with this Policy and applicable Securities Laws, you should consult with the Compliance Officer.
Policy Application
This Policy applies to all officers, directors and employees of, and consultants and contractors to, the Company or its subsidiaries, as well as their immediate families and members of their households (“Insider(s)”). You are responsible for ensuring that members of your immediate family and household understand the rules regarding insider trading and comply with this Policy.

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In addition, Insiders who have recently departed from the Company or otherwise terminated a relationship with the Company will be expected to comply with the terms of this Policy for a minimum of 30 days after the date of departure or termination of the relationship or for the period of time during which such individuals are in possession of Inside Information until its public release and absorption by the securities market, whichever period is longer.
Trading While in Possession of Material Non-Public Information Is Prohibited
While in possession of material non-public information, Insiders may not offer to buy, sell, or otherwise transact in Company securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as derivative securities. It is also a violation of this Policy and applicable Securities Laws to disclose Inside Information (“tip”) to another individual, except as permitted below.
In the ordinary course of business, you may learn highly sensitive information regarding the Company and our activities. This information may not be adequately disclosed to the general public at the time you become aware of it and may be considered “material” to an investor’s decision about whether to trade in the Company’s securities.
It may be difficult to determine whether particular information is material or not. Although you may be entrusted with Inside Information due to your relationship with the Company, it is the property of the Company. Consequently, pursuant to both this Policy and applicable Securities Laws, you may not use Inside Information for personal gain, either by trading in securities yourself, or through an agent, or by passing the information on to others.
This Policy was developed to provide you with an overview of the most significant aspects of insider trading. It also was developed to advise you of your legal responsibilities in handling Inside Information and the severe repercussions that may be imposed for any misuse of such information, including, among other things, imprisonment, fines, and termination of your relationship with the Company. However, it is your responsibility to comply with all Securities Laws when you trade in securities.
Other Prohibited Transactions
In order to avoid even the appearance of impropriety, you are prohibited from engaging in the following activities related to Company securities whether or not you are in possession of material non-public information:
•Hedging or Monetization of Company Securities. You are prohibited from effecting any transaction designed to hedge or offset economic risks of owning Company securities, including, but not limited to, the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments. Hedging is highly speculative and may also create the appearance of a lack of confidence in the Company’s future prospects. Prohibited hedging activities include short sales of Company securities (i.e., the sale of securities that the seller does not own).
•Trading in Options in the Open Market or Derivatives Related to Company Securities. These activities are highly speculative and are prohibited by this Policy.

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•Pledging, Hypothecating or Otherwise Encumbering Company Securities. You may not pledge, hypothecate or otherwise encumber Company securities as collateral for indebtedness.
•Purchases of Company Securities on Margin. You may not purchase Company securities on margin (i.e., borrowing money to fund the purchase). You may not hold Company securities in a margin account.
In addition to these prohibitions, Designated Insiders are also barred from engaging in short-term trading where Company securities are sold within six months following purchase (or vice versa), including other transactions treated as sales and purchases under the Securities Laws.
Non-Public Information
Non-public information is typically information that members of the investing public may not generally be able to access. It is important to note that even after information is disclosed to the general public or the market, such information still may be considered non-public until it has been widely disseminated (such as through a press release or a filing with the Securities and Exchange Commission (the “SEC”)) and the market has had sufficient time to absorb and respond to such information. For this reason, information remains non-public until at least two full trading days have passed after such disclosures have been made.

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Material Information
In general, information is considered material if a reasonable investor would likely consider it to be important in arriving at a decision to buy, sell, or hold the stock of a company or would view its disclosure as significantly altering the “total mix” of information available to the investor. Information also is material if public disclosure of that information would likely cause a change in the price of a company’s securities, whether positive or negative.
While it is not possible to outline all types of material information, some examples of information that ordinarily would be regarded as material include:
Financial results and reporting (including revenues, expenses, earnings, earnings estimates, earnings guidance, and new sales or investment returns)
Actual or anticipated signing of, or cancellation of, major contracts
Potential mergers, acquisitions, divestitures, joint ventures and restructuring activities
Changes in policies or practices regarding dividends or repurchases of Company securities, or the declaration of a stock split
The gain or loss of a significant customer or supplier
Development of a significant new product, process or service
Major marketing changes
Cybersecurity risks and incidents
Changes in senior management
Actual or threatened litigation, investigations, or related activities, or the resolution thereof
Information related to product releases, audits, regulatory certifications, defects, or recalls
Offerings of Company securities
Bank borrowings or other financing transactions out of the ordinary course
A change in auditors, the withdrawal of an auditor’s report or a determination that financial statements may no longer be relied upon
Impending bankruptcy or the existence of liquidity problems
Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, the point at which negotiations or product developments are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would be expected to have on operations or stock price should it occur.

Open Window Periods
To support compliance with Securities Laws and this Policy, all officers, directors, and those other persons identified on an attachment to this Policy (as may be amended from time to time by the Compliance Officer) are prohibited from buying, selling or otherwise effecting transactions in any stock or other securities of the Company or derivatives thereof EXCEPT during an Open Window. In general, Open Windows are the times when individuals within the Company are least likely to have Inside Information and when the public has absorbed the information contained in the Company’s annual or quarterly reports.
However, even during an Open Window, you may possess Inside Information, and would therefore be prohibited from trading in Company securities at those times.

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The Company typically designates four Open Windows annually, each associated with the Company’s fiscal quarters and subsequent financial reporting and disclosures.

Typical Start of Open Window	Typical Expiration of Open Window
At the open of market on the third Nasdaq trading day following the date of public disclosure of the Company’s financial results for the preceding quarter or year.	At the close of market on the 16th Nasdaq trading day prior to the end of the then-current financial quarter or year.
In addition, the Company, through the Compliance Officer, may authorize longer or additional trading windows in which buying, selling or otherwise effecting transactions in the Company’s securities will be permitted pursuant to this Policy as if it were an Open Window. Similarly, the Company, through the Compliance Officer, may impose special black-out periods during which specified persons will be prohibited from buying, selling or otherwise effecting transactions in any stock or other securities of the Company or derivatives thereof, even though the trading window would otherwise be open. If a special black-out period is imposed, the Company will notify affected individuals, who thereafter should not buy, sell or otherwise effect transactions in the Company’s securities and should not disclose to others the fact of such suspension of trading.
Open Window Exceptions

If you are not in possession of Inside Information, you may request an exception for certain gifts and similar transactions. This may include acquisitions, dispositions, and transfers of Company securities for no consideration, including genuine gifts, inheritances, or transfers to family members or trusts for estate planning purposes. Insiders subject to the Open Window trading requirement must seek prior authorization from the Compliance Officer in writing in order to seek such exception.
Additional Restrictions for Designated Insiders
To support compliance with applicable Securities Laws and this Policy, the Company has identified specific individuals (collectively, “Designated Insiders”) who must follow additional pre-clearance procedures and comply with additional trading restrictions. Designated Insiders are:
•Members of the Company’s Board of Directors;
•Section 16 Officers (those Company employees designated as Section 16 officers in writing by the Company’s Board of Directors or as determined by the General Counsel);
•Any other person designated by the Compliance Officer in writing; and
•Immediate family members and members of the household of the foregoing persons.
Pre-clearance Requirements:
Designated Insiders are required to obtain written pre-clearance from the Compliance Officer prior to trading in Company securities at any time – even during an Open Window. In addition, Designated Insiders must obtain written pre-clearance from the Compliance Officer prior to

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authorizing any change in beneficial ownership in Company securities, for example ownership changes through a gift to a charity or a transfer to a family trust.
Pre-clearance Conditions:
Designated Insiders may not engage in any transactions related to Company securities until and unless they request pre-clearance in writing and receive written pre-clearance from the Compliance Officer. If the Designated Insider receives pre-clearance, the Designated Insider will have until the end of the third trading day following the date pre-clearance is received to take investment actions, unless otherwise noted by the Compliance Officer. When a request for pre-clearance is made, the requestor should confirm in the request that he or she (i) has reviewed this Policy and (ii) is not aware of any material non-public information about the Company.
Transaction Completion Notification:
Designated Insiders must provide the Compliance Officer with written notice of the occurrence of any cleared transaction on the same day that it occurs.
Securities Laws Obligations for Directors and Section 16 Officers
Directors and Section 16 Officers are subject to additional obligations under Securities Laws. Among these obligations are individual reporting requirements under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), which requires such directors and Section 16 Officers to file Forms 3, 4 and 5 with the SEC upon the occurrence of certain transactions or events. The Company, in its sole discretion, may provide administrative and other support services for completing and/or filing applicable regulatory forms; however, the obligation to comply with all obligations under the Securities Laws is personal. Directors and Section 16 Officers should be aware that the Company will be required to make quarterly disclosures regarding all 10b5-1 Trading Plans adopted, amended or terminated by such persons.
Additionally, directors and Section 16 Officers are subject to special limitations on their ability to sell or otherwise transfer Company securities imposed by Rule 144 under the Securities Act of 1933 and short-swing profit liability under Section 16(b) of the Exchange Act. Each of Rule 144 and the rule on short-swing profits requires that directors and Section 16 Officers hold Company securities for certain periods of time in order to avoid liability, among other requirements.
Exceptions
The trading restrictions of this Policy do not apply to the following:
•Purchasing Company stock through periodic, automatic payroll contributions to the Company’s Employee Stock Purchase Plan (“ESPP”). However, electing to enroll in the ESPP, making any changes in your elections under the ESPP and selling any Company stock acquired under the ESPP are subject to this Policy.
•Exercising stock options granted under the Company’s stock option and equity incentive plans for cash, the delivery of previously owned Company stock or the surrender of shares issuable upon such exercise (a so-called “net exercise” or “net settlement”), including to pay the exercise price and any related tax withholding. However, the sale of any shares issued on

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the exercise of Company-granted stock options and any broker-assisted cashless exercise of Company-granted stock options (in which the broker sells shares in the market to cover the exercise price and related tax withholding and remits the proceeds to the Company) are subject to this Policy.
•The vesting of restricted stock or restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock units. This Policy does apply, however, to any market sale of Company securities that underlie restricted stock or restricted stock units.
10b5-1 Trading Plans
An Insider may wish to establish a 10b5-1 Trading Plan under which transactions in Company securities may take place when the Insider possesses Inside Information and may occur outside of an Open Trading Window Period. However, a 10b5-1 Trading Plan may only be established during an Open Window, when the individual is not in possession of any material non-public information about the Company and in compliance with Rule 10b5-1 under the Exchange Act. The waiting periods from the time a plan is adopted until the time of the first trade under the plan must comply with requirements of Rule 10b5-1:
•For directors and Section 16 Officers, the waiting period must be the later of (i) 90 days after the adoption of the plan, or (ii) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted (with a maximum waiting period of 120 days after adoption).

•For all other individuals, the waiting period must be at least 30 days from adoption of the plan.
Amendments to 10b5-1 Trading Plans will be treated as new plans and will be subject to the same conditions and waiting periods as would be applicable to a new plan, as described above.
A 10b5-1 Trading Plan may be terminated at any time subject to the pre-clearance procedures outlined above for Designated Insiders and upon prior written approval of the Compliance Officer. However, terminating a 10b5-1 Trading Plan is strongly discouraged because it may call into question whether the plan was entered into and operated in good faith and not as part of a plan or scheme to evade the insider trading rules, which could affect the availability of the Rule 10b5-1 affirmative defense.
Each 10b5-1 Trading Plan, amendment and/or termination must be reviewed and approved by the Compliance Officer. If you wish to establish a 10b5-1 Trading Plan, contact the Compliance Officer for approval.
Disclosure of Inside Information
Insiders are prohibited from disclosing any material non-public information, except that they may make disclosures (a) when necessary for them to perform their duties and responsibilities to the

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Company, to individuals who have a bona fide need to know the information and who have a legal obligation to the Company to maintain the confidentiality of the information, or (b) as directed by the Chief Executive Officer, Chief Financial Officer or other executive officer with the authority to disclose material non-public information on behalf of the Company.
Material Non-Public Information Related to Other Companies
In the course of normal business, you may obtain material non-public information about other companies, such as vendors, customers, competitors, and potential acquisition targets. You must keep this information confidential and are prohibited from trading in related securities while in possession of this information.
Policy Limitations
This Policy does not prohibit reporting possible violations of law or regulation to any governmental authority or making legally protected whistleblower disclosures. No one subject to this Policy needs permission from anyone at the Company or the Company’s legal counsel to make such reports or disclosures or needs to notify the Company about them. This policy is not intended to interfere with or restrain the immunity provided under 18 U.S.C. § 1833(b) for confidential disclosures of trade secrets to government officials, or lawyers, solely for the purpose of reporting or investigating a suspected violation of law, or in a sealed filing in a court or other proceeding.
Questions and Assistance
If you have any doubt about whether information you possess may be considered material or non-public, you should consult the Compliance Officer before trading securities.
Policy Violations
Failure to abide by applicable Securities Laws or this Policy may result in civil and criminal liabilities, as well as Company disciplinary action, up to and including termination of employment or other relationship with the Company.
Policy Enforcement
This Policy is enforced by the Compliance Officer with authority from the Board of Directors. In administering this Policy, the Compliance Officer may consult with the Company’s other officers and/or outside legal counsel. The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties.
The Compliance Officer is responsible for ensuring that:
•this Policy is reviewed and updated, as appropriate;
•pre-clearance requests are reviewed in a timely manner and documented in accordance with a pre-established procedure;
•directors, officers, employees, consultants and contractors have been trained on this Policy; and

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•allegations of non-compliance or violation of this Policy are investigated.

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